Exhibit 99.1

KINETIC CONCEPTS REPORTS FIRST QUARTER
2008 FINANCIAL RESULTS

First Quarter Highlights

-  Net earnings were $68.0 million, an increase of 27% from $53.6 million in the prior-year period

-  Net earnings per diluted share were $0.94, an increase of 25% from $0.75 in the prior-year period

-  Total revenue increased 14% to $420.0 million from $368.8 million in the prior-year period

-  Research and development expenses increased 50% to $14.7 million from the prior-year period

San Antonio, Texas, April 22, 2008 – Kinetic Concepts, Inc. (NYSE: KCI) today reported first quarter 2008 total revenue of $420.0 million, an increase of 14% from the first quarter of 2007.  Foreign currency exchange movements favorably impacted total revenue for the first quarter of 2008 by 4% compared to the corresponding period of the prior year.

Net earnings for the first quarter of 2008 were $68.0 million, up 27%, compared to $53.6 million for the same period one year ago.  Net earnings per diluted share for the first quarter of 2008 increased 25% to $0.94 compared to $0.75 for the same period in the prior year.

“During the first quarter, we made progress on a number of initiatives we have planned for 2008,” said Catherine Burzik, President and Chief Executive Officer of KCI.  “We realigned our domestic sales force, improving both focus and customer service levels, submitted our application for regulatory approval of V.A.C.® in Japan and completed due diligence related to a major acquisition.  On top of these development activities, we delivered higher revenue, earnings and margins compared to the prior year.”

Revenue Recap – First Quarter 2008

During 2007, we took steps to structure KCI as a global company, which included the alignment of key leadership positions for specific geographic regions.  Beginning with the first quarter 2008, we have reported financial results consistent with this new structure.  The geographic reporting structure is made up of (i) North America, which consists of the United States, Canada and Puerto Rico and (ii) Europe, the Middle East and Africa (“EMEA”) and the Asia Pacific region (“APAC”).

Total revenue for North America was $309.5 million for the first quarter of 2008, an increase of $25.8 million, or 9%, from the prior-year period due primarily to increased rental and sales volumes for V.A.C. wound healing devices and related disposables.  North American V.A.C. revenue of $250.2 million for the first quarter was 10% higher than the same period one year ago due to continued market penetration.  Rental unit growth was reported across all care settings.  North American revenue from Therapeutic Support Systems (“TSS”) was $59.2 million for the first three months of 2008, a 4% increase from the prior-year period, due to higher rental unit volume in the acute care setting, partially offset by lower TSS sales in the period.

Total revenue outside of North America, which consists of EMEA and APAC, was $110.6 million for the first quarter of 2008, an increase of 30%, compared to the prior-year period due primarily to an increase in V.A.C. revenue.  EMEA/APAC V.A.C. revenue for the first three months of 2008 was $82.7 million, an increase of $21.1 million, or 34%, from the prior-year period.  EMEA/APAC TSS revenue increased 18% from the prior-year period to $27.8 million for the first quarter resulting primarily from an increase in rental volume and favorable foreign currency exchange movements.  Foreign currency exchange movements favorably impacted total EMEA/APAC revenue by 14% compared to the prior-year period.  Foreign currency exchange movements favorably impacted EMEA/APAC V.A.C. and TSS revenue by 14% and 13%, respectively, in the 2008 first quarter.

Worldwide V.A.C. revenue was $333.0 million for the first quarter of 2008, an increase of 15% from the prior-year period.  Foreign currency exchange movements favorably impacted worldwide V.A.C. revenue by less than 4% compared to the first quarter of the prior year.  The growth in V.A.C. revenue stemmed from increased market penetration, resulting in higher rental and sales unit volumes.

Worldwide TSS revenue was $87.1 million for the first quarter of 2008, an increase of $6.8 million, or 8%, due primarily to higher rental unit volume worldwide and foreign currency exchange movements.  Foreign currency exchange movements favorably impacted worldwide TSS revenue by 5% compared to the same period one year ago.

Profit Margins

Gross profit for the first quarter of 2008 was $209.0 million, an increase of 22% from the prior-year period.  Gross profit margin was 49.8% for the first quarter of 2008, an increase of approximately 335 basis points from the same period one year ago.  As a percent of total revenue, lower field service expenses, product depreciation, cost of sales and marketing costs made up the majority of the increase in gross margin.  Selling, general and administrative (“SG&A”) expenses increased $17.1 million, or 22%, year-to-year.  The SG&A increase was due primarily to certain costs associated with the U.S. sales force realignment, additional costs associated with the transition of V.A.C. unit production to our Ireland manufacturing facility and higher share-based compensation expenses.  Research and development spending increased 50% from the prior-year period to $14.7 million for the quarter.  Total research and development expenses represented 3.5% of revenue for the first quarter of 2008.

Balance Sheet

Total long-term debt outstanding at March 31, 2008 was $68.0 million.  Total cash at quarter-end was $305.2 million, an increase of $39.2 million from year-end 2007.

On April 21, 2008, the Company closed its offering of $600 million aggregate principal amount of 3.25% convertible senior notes due 2015.  The Company has also granted an option to the initial purchasers of the notes to purchase up to an additional $90 million aggregate principal amount of notes to cover over-allotments. The over-allotment option is exercisable during the 13 day period beginning on the closing date.  The coupon on the notes will be 3.25% per year on the principal amount.  Interest will accrue from April 21, 2008, and will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2008. The notes will mature on April 15, 2015, unless previously converted or repurchased in accordance with their terms. The notes are not redeemable by us prior to the maturity date.  Upon conversion, holders will receive cash up to the aggregate principal amount of the notes being converted and shares of KCI common stock in respect of the remainder, if any, of KCI’s conversion obligation in excess of the aggregate principal amount of the notes being converted. The initial conversion rate for the notes is based on an initial conversion price of approximately $51.34 per share of common stock and represents a 27.5% conversion premium over the last reported sale price of KCI’s common stock on April 15, 2008 (the day of pricing of the notes), which was $40.27 per share.  In connection with the offering, we entered into convertible note hedge and warrant transactions with financial institutions that are affiliates of two of the offering’s initial purchasers to increase the effective conversion price of the notes to approximately $60.41, which is approximately 50% higher than the closing price of the Company’s common stock on April 15, 2008.  The Company intends to settle the principal amount of these notes in cash.  The net proceeds of this offering will be used, in combination with other financing arrangements and existing cash on hand, primarily to fund our acquisition of LifeCell Corporation.

Income Tax Rate

The effective income tax rate for the first quarter of 2008 was 33.5%, which was comparable to 33.2% for the same period in 2007.

Outlook

The following guidance is based on current information and expectations as of April 22, 2008:

KCI is reaffirming its projections for 2008 total revenue of $1.77 – $1.82 billion based on continued demand for its V.A.C. negative pressure wound therapy devices and related supplies.  The Company is also reaffirming its projections for net earnings per diluted share for 2008 of $3.85 – $3.95 per diluted share, based upon a weighted average diluted share estimate of 72.0 – 73.0 million shares.  This outlook excludes the impact associated with our anticipated acquisition of LifeCell.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. Eastern Daylight Time today, Tuesday, April 22, 2008.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	866-356-3377
International Dial-in Number:	+617-597-5392
Participant Code:	20816919

This call is being webcast by Thomson and can be accessed at the Kinetic Concepts, Inc. web site at http://www.kci1.com/investor/index.asp, and clicking on Web cast – Q1 2008 Kinetic Concepts, Inc. Earnings Conference Call.  The webcast is also being distributed over Thomson’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through Thomson's individual investor center at www.earnings.com and institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).  An archive of the web cast will be available until April 21, 2009 at http://www.kci1.com/investor/index.asp.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.

About KCI

KCI is a global medical technology company with leadership positions in advanced wound care and therapeutic support systems. We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes and can help reduce the overall cost of patient care. Our advanced wound care systems incorporate our proprietary Vacuum Assisted Closure®, or V.A.C. ® Therapy technology, which has been demonstrated clinically to promote wound healing through unique mechanisms of action and can help reduce the cost of treating patients with serious wounds. Our therapeutic support systems, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility, to reduce skin breakdown and assist caregivers in the safe and dignified handling of obese patients. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all healthcare settings, including acute care hospitals, extended care organizations and patients’ homes, both in the United States and in 18 countries internationally. For more information, visit our web site at www.kci1.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for the V.A.C. resulting from increased competition, the seasonal slowing of V.A.C. unit growth in the fourth and first quarter of each year, changes in payer reimbursement policies and our ability to protect our intellectual property rights. All information set forth in this release and its attachments is as of April 22, 2008.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  This report is on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information will also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, which will be filed with the SEC in early May 2008.

FOR MORE INFORMATION CONTACT:

Media Relations:
Kristie Madara, 210-255-6232
kristie.madara@kci1.com

Investor Relations:
David Holmes, 210-255-6892
david.holmes@kci1.com

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
			%
	2008	2007	Change
Revenue:
Rental	$297,839	$265,684	12.1%
Sales	122,177	103,132	18.5

Total revenue	420,016	368,816	13.9%

Rental expenses	175,274	163,940	6.9
Cost of sales	35,756	33,691	6.1

Gross profit	208,986	171,185	22.1%

Selling, general and administrative expenses	95,347	78,213	21.9
Research and development expenses	14,715	9,807	50.0

Operating earnings	98,924	83,165	18.9%

Interest income and other	2,005	1,364	47.0
Interest expense	(1,128)	(4,091)	(72.4)
Foreign currency gain (loss)	2,387	(265)	-

Earnings before income taxes	102,188	80,173	27.5%

Income taxes	34,233	26,617	28.6

Net earnings	$67,955	$53,556	26.9%

Net earnings per share:
Basic	$0.95	$0.76	25.0%

Diluted	$0.94	$0.75	25.3%

Weighted average shares outstanding:
Basic	71,665	70,347

Diluted	72,162	71,079

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$305,167	$265,993
Accounts receivable, net	355,429	356,965
Inventories, net	60,152	50,341
Deferred income taxes	41,780	41,504
Prepaid expenses and other	29,842	31,176

Total current assets	792,370	745,979

Net property, plant and equipment	234,853	228,471
Debt issuance costs, less accumulated amortization of
$352 at 2008 and $218 at 2007	2,322	2,456
Deferred income taxes	8,442	8,743
Goodwill	48,897	48,897
Other non-current assets, less accumulated amortization of
$10,788 at 2008 and $10,678 at 2007	23,798	23,039

	$1,110,682	$1,057,585

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$44,479	$50,804
Accrued expenses and other	161,303	212,874
Income taxes payable	15,956	-

Total current liabilities	221,738	263,678

Long-term debt, net of current installments	68,000	68,000
Non-current tax liabilities	33,189	31,313
Deferred income taxes	20,126	9,921
Other non-current liabilities	7,755	7,653

	350,808	380,565

Shareholders' equity:
Common stock; authorized 225,000 at 2008 and 2007,
issued and outstanding 72,315 at 2008 and 72,153 at 2007	72	72
Preferred stock; authorized 50,000 at 2008 and 2007; issued and
outstanding 0 at 2008 and 2007	-	-
Additional paid-in capital	653,640	644,347
Retained earnings (deficit)	60,774	(7,181)
Accumulated other comprehensive income	45,388	39,782

Shareholders' equity	759,874	677,020

	$1,110,682	$1,057,585

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended March 31,
	2008	2007
Cash flows from operating activities:
Net earnings	$67,955	$53,556
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation, amortization and other	21,258	20,954
Provision for bad debt	1,600	1,750
Amortization of deferred gain on sale of headquarters facility	(268)	(268)
Share-based compensation expense	7,566	5,772
Excess tax benefit from share-based payment arrangements	(131)	(7,076)
Change in assets and liabilities:
Decrease in accounts receivable, net	2,351	5,752
Increase in inventories, net	(9,376)	(4,395)
Decrease (increase) in prepaid expenses and other	1,373	(4,973)
Increase (decrease) in deferred income taxes, net	10,230	(7,909)
Decrease in accounts payable	(6,048)	(2,981)
Decrease in accrued expenses and other	(50,509)	(39,773)
Increase in tax liabilities, net	18,014	31,361

Net cash provided by operating activities	64,015	51,770

Cash flows from investing activities:
Additions to property, plant and equipment	(15,600)	(12,867)
Increase in inventory to be converted into equipment
for short-term rental	(12,000)	(5,200)
Dispositions of property, plant and equipment	3,031	410
Increase in other non-current assets	(559)	(279)

Net cash used by investing activities	(25,128)	(17,936)

Cash flows from financing activities:
Repayments of long-term debt, capital lease and other obligations	(28)	(324)
Excess tax benefit from share-based payment arrangements	131	7,076
Proceeds from exercise of stock options	1,552	3,634
Purchase of immature shares for minimum tax withholdings	(5)	(1,317)

Net cash provided by financing activities	1,650	9,069

Effect of exchange rate changes on cash and cash equivalents	(1,363)	590

Net increase in cash and cash equivalents	39,174	43,493
Cash and cash equivalents, beginning of period	265,993	107,146

Cash and cash equivalents, end of period	$305,167	$150,639

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended March 31,
			Variance
	2008	2007 (1)	$	%
Total Revenue:
V.A.C.
Rental	$222,097	$198,859	$23,238	11.7%
Sales	110,867	89,704	21,163	23.6

Total V.A.C.	332,964	288,563	44,401	15.4

Therapeutic Support Systems
Rental	75,742	66,825	8,917	13.3
Sales	11,310	13,428	(2,118)	(15.8)

Total Therapeutic Support Systems	87,052	80,253	6,799	8.5

Total rental revenue	297,839	265,684	32,155	12.1
Total sales revenue	122,177	103,132	19,045	18.5

Total Revenue	$420,016	$368,816	$51,200	13.9%

North America Revenue:
V.A.C.
Rental	$180,845	$168,088	$12,757	7.6%
Sales	69,377	58,849	10,528	17.9

Total V.A.C.	250,222	226,937	23,285	10.3

Therapeutic Support Systems
Rental	52,306	48,496	3,810	7.9
Sales	6,935	8,209	(1,274)	(15.5)

Total Therapeutic Support Systems	59,241	56,705	2,536	4.5

Total North America rental	233,151	216,584	16,567	7.6
Total North America sales	76,312	67,058	9,254	13.8

Total – North America Revenue	$309,463	$283,642	$25,821	9.1%

EMEA/APAC Revenue:
V.A.C.
Rental	$41,252	$30,771	$10,481	34.1%
Sales	41,490	30,855	10,635	34.5

Total V.A.C.	82,742	61,626	21,116	34.3

Therapeutic Support Systems
Rental	23,436	18,329	5,107	27.9
Sales	4,375	5,219	(844)	(16.2)

Total Therapeutic Support Systems	27,811	23,548	4,263	18.1

Total EMEA/APAC rental	64,688	49,100	15,588	31.7
Total EMEA/APAC sales	45,865	36,074	9,791	27.1

Total – EMEA/APAC Revenue	$110,553	$85,174	$25,379	29.8%

(1) Prior year amounts have been reclassified to conform to our current year segment presentation.